Exhibit 99.1
DDi Corp.
Shares of Common Stock
Offered Pursuant to Rights
Distributed to Holders of
Common Stock of
DDi Corp.
                                        , 2005
Dear Security Holder:
      This notice is being distributed by DDi (the “Company”) to all holders of record of shares of its common stock, par value $0.001 per share (the “Common Stock”) at the close of business on                     , 2005 (the “Record Date”), in connection with a distribution in a rights offering (the “Rights Offering”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of its Common Stock. The Rights are described in the Company’s prospectus dated                    , 2005 (the “Prospectus”).
      In the Rights Offering, the Company is offering an aggregate of                      shares of its Common Stock (the “Underlying Shares”), as described in the Prospectus.
      The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on                     , 2005, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).
      As described in the Prospectus, you will receive one Right for each share of Common Stock owned of record as of the close of business on the Record Date.
      Each subscription right will entitle you to purchase a number of shares of Common Stock equal to $75 million, divided by the Subscription Price, divided by                     , the number of shares of common stock outstanding on the Record Date (the “Subscription Right”), which number of shares may be subject to reduction if holders of our Series B Preferred Stock convert any of their shares into Common Stock prior to the expiration of the Rights Offering. To the extent any holder of our Series B Preferred Stock does so convert their shares into Common Stock prior to the expiration of the Rights Offering, the number of shares for which each Subscription Right will be exercisable shall be reduced by an amount determined by multiplying the number of shares each Subscription Right was exercisable for on the date the rights offering was commenced by a fraction, (x) the numerator of which shall be the number of shares of our Common Stock outstanding on the record date for the Rights Offering and (y) the denominator of which shall be the sum of the number of shares of our Common Stock outstanding on the record date for the Rights Offering plus the number of shares of our Common Stock issued by us with respect to all conversions of our Series B Preferred Stock for the period beginning immediately after the record date for the Rights Offering and ending on the expiration date of the Rights Offering. If the number of shares of our Common Stock that you can choose to purchase is so reduced, a proportionate amount of your money will be refunded promptly after the closing of the Rights Offering. The Subscription Price for the subscription rights will equal $           per share.
      Each of Caiman Partners, L.P., Contrarian Turnaround Equities, LLC, Greywolf Capital Partners II LP, QVT Fund LP, Sankaty Credit Opportunities, L.P., Sankaty High Yield Asset Partners, L.P., Sankaty High Yield Partners II, L.P., Sankaty High Yield Partners III, L.P. and Sankaty Prospect Credit Partners, L.P., whom, as of August 12, 2005, collectively beneficially owned approximately 15.4% of our Common Stock on an as converted basis, has agreed to act as a standby purchaser in the Rights Offering and will purchase any and all shares not subscribed for by other stockholders.
      Enclosed are copies of the following documents:

1. Prospectus;

2. Subscription Rights Card; and

3. A return envelope addressed to Mellon Bank, N.A., the Subscription Agent.
      Your prompt action is requested. To exercise Rights, you should properly complete and sign the Subscription Rights Card and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Subscription Right, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Card with payment of the Subscription Price prior to 5:00 p.m., New York City time, on the Expiration Date. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire and will be null and void.
      Additional copies of the enclosed materials may be obtained from the Subscription Agent. The Subscription Agent’s telephone number is (866) 340-1581.

Very truly yours,

DDI CORP.

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